Exhibit 99

Contact:
At the Company:                               At the Financial Relations Board:
---------------                               ---------------------------------
401-233-0333                                  212-661-8030
Philip B. Barr                                Analyst Information: John McNamara
Chief Financial Officer                       Media Information: Alan Goldsand
Investor Relations                            General Information: Jeff Bogart

FOR IMMEDIATE RELEASE
---------------------
October 18, 1999

At the Company:                               At the Financial Relations Board:
---------------                               ---------------------------------
401-233-0333                                  212-661-8030
Philip B. Barr                                Analyst Information:  Julie Tu
Chief Operating Officer                       Media Information:    David Closs
Investor Relations                            General Information:  Jeff Bogart

FOR IMMEDIATE RELEASE
---------------------
October 18, 1999


                   BACOU USA ANNOUNCES EXECUTIVE APPOINTMENTS


     SMITHFIELD, RI, October 18, 1999 - - Bacou USA, Inc. (NYSE:BAU), a leading manufacturer of personal protection equipment, announced today that the company would broaden its executive suite with the appointment of Philip B. Barr to President and Chief Executive Officer, and Alan H. Bennett to Chief Operating Officer, effective at the start of next year.

     Walter Stepan, who is currently Co-Chairman, President and Chief Executive Officer, will continue to hold the office of Co-Chairman of Bacou USA and will continue as Chairman of Bacou USA Safety, Inc. and other Bacou USA subsidiaries. He will be focusing his energies in the future on acquisitions, the development of the global Bacou USA business, and other strategic aspects of Bacou's future growth together with Philippe Bacou, the Chairman, President and Chief Executive Officer of the France-based Bacou S.A. group, which is the seventy-two percent majority shareholder of Bacou USA.

     Barr will be promoted from his current position of Executive Vice President and Chief Operating Officer. Bennett is currently the Group President for the Howard Leight and Uvex divisions; and in his new role as Chief Operating Officer of Bacou USA, he will focus on the day-to-day operating business of all Bacou USA subsidiaries and divisions. In this regard, Bennett will also succeed Stepan as President and Chief Executive Officer of Bacou USA Safety, Inc., the main operating subsidiary of Bacou USA.

     Bacou USA also announced today the establishment of the Office of the Chairman. This will consist of Philippe Bacou, Walter Stepan, Philip B. Barr and Alan H. Bennett.

     "As we have grown, it has become necessary to expand our management team," Stepan said in making today's announcement. "When Bacou USA was founded in 1993, our Uvex business was on the way to a record-breaking sales result of approximately $38 million. Today, we expect our sales in 1999 to exceed $250 million - - a compound annual growth rate of over 37 percent for the six-year period - - and to report solid profitability. With a series of acquisitions in recent years, the geographic scope of our business has also increased significantly. For example, since 1994, we have grown from one manufacturing site to eight, and from approximately 300 to 2,500 employees worldwide. In order to manage this growth effectively, we need additional management resources at the Bacou USA level."

     "I have hired and groomed Phil Barr for the CEO job, and he is now ready to take on the responsibility. Alan Bennett is a long-time friend and a seasoned and successful executive who used to be our biggest Uvex customer years ago when he owned Allied Industrial Distributors. Their respective skills are well-matched and will result in a strong executive team."

     Barr, 47, joined Bacou USA in 1995 from the law firm of Edwards & Angell, the company's primary outside counsel, where he had been a partner since 1985. He has held various positions at both the parent company and its operating units including, at Bacou USA, the positions of Vice President, Executive Vice President, Chief Financial Officer, Secretary, Treasurer, General Counsel and, since May, Chief Operating Officer. Barr is a graduate of Brown University, received his law degree from Vanderbilt University as well as a Master of Laws in taxation from the University of Florida and is a member of the Rhode Island and Florida bars. He resides in Lincoln, R.I.

     Bennett, 56, joined Bacou USA in January 1999 as President of Uvex Safety, with responsibility for the entire Uvex Safety business. The founder of Allied Industrial Distributors in 1969, Bennett developed it through internal growth and acquisitions, selling the business to Figgie International in 1988 to form its Safety Supply America unit. He then helped develop Safety Supply America as its President through 1994, when it was divested by Figgie. During 1992-1998, Bennett served as a member of the board of directors of the National Safety Council, and he is a past president of the Safety Equipment Distributors Association and the National Industrial Glove Distributors Association. He is a former director of Verdugo Banking Company, a Glendale, Calif., financial institution. He received his bachelor's degree in business administration, and he resides in East Greenwich, R.I., after relocating from Oregon in January.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA is available on the Worldwide Web at http:/www.bacouusa.com.

      To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.